UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Surge Global Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SURGE GLOBAL ENERGY, INC.

12220 El Camino Real, Suite 410
San Diego, California 92130

Notice of Annual Meeting of Shareholders
To Be Held on October 9, 2007

TO OUR SHAREHOLDERS:

Notice is hereby given that the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Surge Global Energy, Inc., a Delaware corporation (the “Company”), will be held at the Doubletree Hotel Del Mar, located at 11915 El Camino Real, San Diego, California 92130 on Tuesday, October 9, 2007 at 10:00 a.m. local time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect six directors of the Company to serve until the 2008 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Russell Bedford Stefanou Mirchandani LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on August 15, 2007 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by any shareholder at the Annual Meeting, or at the office of the Secretary of the Company, 12220 El Camino Real, Suite 410, San Diego, California 92130, for a period of ten days prior to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the Annual Meeting.

Sincerely,

David Perez
Chairman of the Board and Chief Executive Officer

San Diego, California
April 30, 2007

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SURGE GLOBAL ENERGY, INC.
1220 El Camino Real, Suite 410
San Diego, California 92130

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 9, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors of Surge Global Energy, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, October 9, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Annual Meeting will be held at the Doubletree Hotel Del Mar, located at 11915 El Camino Real, San Diego, California 92130. These proxy solicitation materials will be mailed on or about August 30, 2007, to all shareholders entitled to vote at the Annual Meeting.

Questions and Answers

The following are some commonly asked questions raised by our shareholders and answers to each of those questions:

1.	What may I vote on at the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote upon the following matters: (1) the election of six directors to serve on the Company’s Board of Directors until the 2008 Annual Meeting of Shareholders; and (2) the ratification of the appointment of Russell Bedford Stefanou Mirchandani LLP as independent accountants for the Company for the fiscal year ending December 31, 2007.

2.	How does the Board recommend that I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

3.	How do I vote?

Shareholders have two options:

Vote electronically
        Shareholders who receive our communications directly from the Company or from our stock transfer agent American Stock Transfer and Trust Company (shareholders of record) may vote electronically at www.voteproxy.com

        Shareholders who receive our communications through their broker or other investment representative (beneficial owners) may vote electronically at www.proxyvote.com

Vote by proxy
For shareholders who receive our communications directly from the Company or from our stock transfer agent American Stock Transfer (shareholders of record), sign and date each proxy card you receive and return in the postage-paid envelope prior to the Annual Meeting.

For shareholders who receive our communications through their broker or other investment representative (beneficial owners), have your broker or other investment representative sign and date each proxy card you receive and return in the postage-paid envelope prior to the Annual Meeting.

4.	Can I revoke my proxy?

You have the right to revoke your proxy at any time before the Annual Meeting by: (1) notifying the Secretary of the Company in writing; (2) voting in person; or (3) returning a later-dated proxy card.

5.	Who will count the vote?

American Stock Transfer and Trust Company, the Company’s transfer agent, will count the votes and act as the inspector of the election.

6.	What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7.	What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer and Trust Company, or if your shares are held in “street name,” by contacting the broker or bank holding your shares.

8.	Who is entitled to vote at the Annual Meeting?

Only holders of record of the Company’s common stock as of the close of business on August 15, 2007, are entitled to notice of and to vote at the Annual Meeting.

9.	How many votes may be cast?

Each outstanding share as of the record date is entitled to one vote per share.

10.	What is a “quorum” at the Annual Meeting?

A “quorum” is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes.

11.	What vote is required to approve each proposal?

For the election of directors, once a quorum has been established, the nominees for director who receive the most votes will be elected directors of the Company. To ratify the appointment of the independent accountants, a majority of the shares represented at the Annual Meeting, either in person or by proxy, must be voted in favor of the proposal.

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

12.	What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes. For proposals requiring an affirmative vote of a majority of the outstanding shares entitled to vote or a majority of the shares present, an abstention is equivalent to a “no” vote.

13.	How will voting on any other business be conducted?

Although the Company does not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxy holders, David Perez and William Greene, to vote on such matters at their discretion.

14.	Who are the largest principal shareholders?

For information regarding holders of more than 5% of the Company’s outstanding common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

15.	Who will bear the cost of this solicitation?

The Company will bear the entire cost of the solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxies and proxy solicitation materials to shareholders. Proxies may also be solicited in person, by telephone, or by facsimile by directors, officers and employees of the Company without additional compensation.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Six directors are to be elected at the Annual Meeting, with each director to hold office until the 2008 Annual Meeting of Shareholders or until his successor is duly elected and qualified. All of the persons listed below have consented to serve as directors, if elected. The Board of Directors proposes for election the nominees listed below.

Name	Age	Position	Director Since
David Perez	43	Chief Executive Officer, Secretary and Chairman of the Board	2004
Richard Collato (2,3)	63	Director	2006
Kenneth Druck (2,3)	58	Director	2006
Robert Fields (3)	69	Director	2007
Thomas Page (1,2)	74	Director	2006
John Stiska (1,2)	65	Director	2006
_______________-
(1)	Current member of Audit Committee
(2)	Current member of Compensation Committee
(3)	Current member of Nominating and Governance Committee

Biographical Information

Biographical information regarding the nominees for election as a director is set forth below.

David Perez, Chairman of the Board and Chief Executive Officer

Mr. Perez has served on our Board of Directors since November 2004, and has served as our Chief Executive Officer since January 2006. Prior to becoming our Chief Executive Officer he served as our Chief Operating Officer. Mr. Perez has over 25 years of entrepreneurial and executive management experience. In 1986, Mr. Perez was the President and cofounder of Cellular Solutions Ltd. - a wireless software development company. In 1990, Cellular Solutions Ltd. was sold to TeleSciences Inc., and Mr. Perez remained President of Cellular Solutions. From 1990 to 1992, Mr. Perez ran the TeleSciences wireless billing and operations support systems group. From 1992 to 1995, Mr. Perez provided consulting services for business development, customer acquisition and operational support systems for TeleSciences and other large telephone and cable TV operators. In 1994, Mr. Perez founded and became CEO of COM2001 Corporation, also known as Alexis Communications, Inc., a developer of unified communications software for Application Service Providers (ASPs) and small- to large-scale enterprises. He continued in various executive positions at Alexis Communications until 2001. Since 2001, Mr. Perez has been providing business development and private equity consulting services to venture capital groups and investment banks. Since October 2003, Mr. Perez has also been providing consulting services to companies engaged in mining, oil, and gas exploration. Mr. Perez is also the founder and Director of 2 Life 18 Help and Rescue, Inc., a nationally recognized 501(c)3 non-profit public charity that assists the needy at times of natural disasters. Mr. Perez is also a member of the Board of Directors of our former subsidiary, Signet Energy, Inc.

Kenneth Druck, PhD., Director

Dr. Kenneth Druck, Ph.D. is a team-building specialist, executive coach, and published author. He is the founder of Druck Enterprises, Inc., a leading executive coaching and team-building firm based in San Diego, and has served as its Chief Executive Officer since 1988. From 1997 until June 1, 2007, he served as the Executive Director and Chairman of the Board of the Jenna Druck Foundation. Dr. Druck received a Bachelor of Arts from Hofstra University and his Ph.D. in clinical psychology from the Fielding Institute. Dr. Druck’s clients have included Pfizer, Microsoft, Pharmacia, Sempa Energy and  IBM.

Thomas A. Page, Director

Thomas A. Page joined our Board of Directors on October 11, 2006, and is chair of our Compensation Committee and a member of our Audit Committee. Mr. Page was the former Chairman of the Board of Enova Corporation and CEO of San Diego Gas & Electric Company (SDG&E). Prior to the holding’s company formulation in 1996, Mr. Page was SDG&E’s Chairman, President and CEO. Both of these corporations are now a part of Sempra Energy Corporation (NYSE: SRE), resulting from the merger with Pacific Enterprises Corporation (Southern California Gas Company).  Mr. Page joined SDG&E in 1978 as Executive Vice President and Chief Operating Officer. In 1981 Mr. Page was elected president and Chief Executive Officer, and in 1983 was elected as Chairman of the Board of Directors. Prior to joining SDG&E, Mr. Page held executive positions at Gulf States Utilities in Beaumont, Texas. Prior to being employed in the Energy sector Mr. Page was a Structural Engineer and served as an officer in the United States Air Force. Mr. Page earned his Bachelor of Science degree in civil engineering and his Masters degree in Industrial Administration from Purdue University, where he was awarded a Doctorate in management in 1994. Mr. Page has been licensed as a Professional Engineer and as a Certified Public Accountant. Mr. Page has been active in numerous industrial, community and statewide organizations. Among his current activities he is the director of the San Diego Regional Economic Development Corporation, director of Community Bancorp, Community National Bank, SYS Technologies (AMEX:SYS), advisory director of Waveland Energy and Sorrento Ventures.

Richard Collato, Director

Richard Collato joined our Board of Directors on October 11, 2006, and is chair of our Nominating and Governance Committee and a member of our Compensation Committee. Mr. Collato is currently the President and Chief Executive Officer of the YMCA of San Diego County and has been since January 1981. [The YMCA of San Diego County is the 2nd largest YMCA in the United States (over $114 million in annual revenues, more than 4,500 employees and 240,000 members and participants).]  In addition to our Company, Mr. Collato is a director for two public companies: Sempra Energy (NYSE: SRE) where he chaired the Audit Committee for 3 years and currently serves on the Governance and Compensation Committees, and WD-40 (NASDAQ: WDFC) currently serving on the Audit Committee and chairing the Compensation Committee. He is also a director for Project Design Consultants, a San Diego based civil engineering company, where he chairs the Compensation Committee, as well as a Trustee, Vice Chairman of the Board, Chair of the Governance Committee and member of Investment, Compensation and Executive Committees of the YMCA Retirement Fund headquartered in New York City. [Mr. Collato was born and raised in Brooklyn, N.Y., and following his assignment in New York at the YMCA in which he grew up, he was asked to relocate to the west coast at age of 26 to become the nation’s youngest YMCA executive director at that time, serving the YMCA of Orange County.] Mr. Collato was a member of the Rotary Club from 1971 to 2002 and served as president in 1978. Mr. Collato was named “Director of the Year 2002” by the Corporate Directors Forum. He is a graduate from Pepperdine University School of Business having earned his MBA Degree in Management. Mr. Collato also earned a Bachelor’s Degree in Business Administration with a major in finance and insurance.

John Stiska, Director

John Stiska joined our Board of Directors on October 11, 2006, and is chair of our Audit Committee and a member of our Compensation Committee. Mr. Stiska is currently the Chairman of Commercial Bridge Capital, LLC, a venture lending fund formed in 1999. He is also a Principal of Regent Partners, LLC and serves as a Senior Advisor of Agility Capital. In May 2002 he was elected CEO of JNI Corp. (NASDAQ:JNIC) to serve on an interim basis after termination of the company’s CEO. Upon the election of the new CEO, Mr. Stiska was elected and continued to serve as Chairman of the Board and Chairman of the Corporate Governance Committee until JNI was acquired by Applied MicroCircuits Corp (NASDAQ:AMCC). From December 2002 through June 2005 he was on the Board of Directors of Venture Holdings, a Detroit based supplier to the auto OEM’s and parent of Peguform Europe and its subsidiaries in Germany, France, Czech Republic and Spain. He joined QUALCOMM, Incorporated (NASDAQ:QCOM) in February 1996 as Corporate Senior Vice President and in January 1997 was given the additional responsibility of General Manager of the Technology Applications Group, positions he retained until leaving the company in mid-1998 to form DC Acquisition.  From 1998 through June 2000 he was Of Counsel to the law firm of Latham & Watkins. Prior to joining QUALCOMM, Mr. Stiska was Chairman & CEO from 1993 to 1996 of Triton Group, Ltd. (ASE:TGL), an operating holding company based in San Diego. Before joining Intermark, Inc. and Triton Group, Ltd. in 1990, he was a practicing lawyer for 20 years: Partner in the San Diego office of Brobeck, Phleger & Harrison from 1987 to 1990; partner and founder of the corporate department of Aylward, Kintz, Stiska, Wassenaar and Shannahan from 1981 to 1987; and associate and partner at Luce, Forward, Hamilton & Scripps. In February 1998 Mr. Stiska received the Award of Director of the Year for Companies in Transition from the Corporate Directors Forum of San Diego. Mr. Stiska attended the University of Wisconsin where he earned his BBA in 1965 and his law degree (JD) in 1970.

Robert B. Fields, Director

Robert Fields joined our Board of Directors on March 23, 2007 and is a member of our Nominating and Governance Committee. Mr. Fields is currently the Chairman and Executive Advisor of ActForex, Inc., an established New York based global provider of proprietary software for currency trading. Mr. Fields currently serves on the board of Dorado Exploration Inc., an oil and gas exploration and production company located in Dallas, Texas, and he recently served on the board of Genoil Inc. (TSXV; OTCBB), a technology development company providing solutions to the oil and gas industry. He also serves on the board of Statmon Technologies, Inc. (OTCBB), a provider of remote control and monitoring software technology located in Los Angeles, California.

Prior to becoming Chairman of ActForex in 2001, Mr. Fields was Executive Advisor to Laidlaw Global Corp. (AMEX) from 1999 and Vice Chairman and a director of Laidlaw Ship Funding Ltd. from 1997 to 1999. From 1995 to 1998 he was a director of Hospital Staffing Services, Inc. (NYSE). His career has also included serving as President and CEO of L'Express Inc., a New Orleans based interstate regional airline, Executive Vice President of American Finance Group in Boston, Managing Director of Equifund, L.P. (OTCBB), and a director of Flight International Group (OTCBB) of Newport News, Virginia . As well, Mr. Fields has held key positions with, and provided asset and management consulting to, major U.S. corporations including Allied Signal/Henley Group (Honeywell), W.R. Grace & Co., General Electric Credit Corp. and Citibank. He is also President and a director of the Friars National Association Foundation, Inc. of New York, a philanthropic organization for the arts.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2006, the Board of Directors held 17 meetings. Each director attended at least 75% of the aggregate total number of meetings of the Board of Directors plus the total number of meetings of all committees of the board on which he served. We encourage, but do not require, our directors to attend the annual meeting of the Company’s shareholders.

In 2006 we formed the following standing committees of the Board: Audit, Compensation and Nominating and Governance. Our Board has adopted written charters for each of the standing committees, all of which are available on our corporate web site at www.surgeglobalenergy.com. Following the Annual Meeting our Board will meet to assign directors to each of the committees in accordance with each committee’s charter. Currently, the committees are comprised as follows:

Audit Committee. The Audit Committee chairman is John Stiska and Thomas Page is an Audit Committee member. Mr. Stiska and Page are “independent” as defined in Rule 10A-3(b)(1), Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable Nasdaq definitions. Mr. Stiska and Mr. Page qualify as “audit committee financial experts,” as defined in Item 401(h) of Regulation S-K of the Exchange Act. Mr. Stiska has served as our “audit committee financial expert” since his appointment to the Board on October 11, 2006. The functions of the Audit Committee include reviewing and supervising the financial controls of the Company, appointing the Company’s independent registered public accounting firm, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company’s financial controls, acting upon recommendations of the auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company. The Audit Committee met four times in 2006. Our Board of Directors has adopted a written Audit Committee Charter, which is attached hereto as Appendix A.

Compensation Committee. The current members of the Compensation Committee are Tom Page, John Stiska, Ken Druck, and Richard Collato. Each member of the Compensation Committee is “independent”, with the exception of Mr. Collato, as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee’s functions include making recommendations to the Board of Directors regarding compensation matters and determining compensation for the Chief Executive Officer and Chief Financial Officer. In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. The Compensation Committee met once in 2006. Our Board of Directors has adopted a written Compensation Committee Charter. The Charter may be found on our website at www.surgeglobalenergy.com/investor_center_corp_gov.htm.

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Richard Collato, Ken Druck, Robert Fields. Each member of the Nominating and Governance Committee is “independent”, with the exception of Richard Collato and Robert Fields, as defined in as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating and Governance Committee’s functions include assisting the Board of Directors in identifying qualified individuals to become members of the Board of Directors, determining the composition and compensation of the Board of Directors and its committees, recommending to the Board of Directors the director nominees for the annual meeting of shareholders, establishing and monitoring a process of assessing the Board of Director’s effectiveness, and developing and recommending to the Board of Directors and implementing a set of corporate governance principals and procedures applicable to the Company. The Nominating and Governance Committee met one time in 2006. The Our Board of Directors has adopted a written Nominating and Governance Committee Charter. The Charter may be found on our website at ww.surgeglobalenergy.com/investor_center_corp_gov.htm.

Corporate Governance; Board Independence

The Company is committed to having sound corporate governance principles and maintaining its integrity in the marketplace. The Company’s Code of Business Conduct and Ethics, as well as the charters for each of the committees discussed above, are available on the Company’s website at http://www.SurgeGlobalEnergy.com. In addition, the Company will provide a paper copy of this information to shareholders upon written request.

After review of all of the relevant transactions or relationships between each director (and his family members) and the Company, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that three of the six current directors and three of the six nominees for director are independent directors within the meaning of the applicable rules. The independent directors and nominees are Kenneth Druck, PhD, Thomas Page, and John Stiska.

Selection of Directors

Shareholder Nominations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee will address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors and should be addressed to:

Surge Global Energy, Inc.
12220 El Camino Real, Suite 410, San Diego, California 92130
Attn: Nominating and Governance Committee Chairman

Director Qualifications

Our Nominating and Governance Committee charter contain membership criteria that apply to nominees for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the oil and gas industry. In addition to having one or more of these core competencies, members of the Board of Directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. However, there are no specific minimum qualifications that the Board of Directors requires to be met by a director nominee recommended for a position on the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of our Board of Directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us. The Nominating and Governance Committee has the duty of regularly assessing the composition of the Board of Directors, including the size of the Board of Directors, diversity, age, skills and experience in the context of the needs of the Board of Directors. In addition, the Nominating and Governance Committee also has the duty of identifying individuals qualified to become members of the Board of Directors. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons. These candidates will be evaluated by the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board of Directors. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. Shareholder nominees that comply with our nomination procedures will receive the same consideration that the Nominating and Governance Committee nominees receive.

We have previously, and the Nominating and Governance Committee may in the future, review materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a shareholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.SurgeGlobalEnergy.com. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, upon receipt of a written request directed to our Secretary at our principal executive offices.

Communications with Directors

Shareholders may communicate with the Board of Directors or to one or more individual members of the Board of Directors by writing c/o Secretary, Surge Global Energy, Inc., 12220 El Camino Real, Suite 410, San Diego, California 92130. Communications received from shareholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized the Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Secretary pursuant to the policy will be made available to any non-management director upon request.

Voting Information

A shareholder submitting a proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. An abstention from voting on this matter by a shareholder, while included for purposes of calculating a quorum for the meeting, has no effect. In addition, although broker “non-votes” will be counted for purposes of attaining a quorum, they will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee named above unless instructions otherwise are indicated in the enclosed proxy. Should any nominee become unwilling or unable to serve if elected, the proxy agents named in the proxy will exercise their voting power in favor of such other person as our Board of Directors may recommend. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The Board of Directors recommends that the shareholders vote FOR the six nominees listed above. Proxies received will be voted FOR each of the nominees unless shareholders specify otherwise in the Proxy.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Russell Bedford Stefanou Mirchandani LLP, the Company’s independent registered public accountants for the year ended December 31, 2006, was recommended by the Audit Committee, whose selection was approved by the Board of Directors, to act in such capacity for the fiscal year ending December 31, 2007, subject to ratification by the shareholders.

Russell Bedford Stefanou Mirchandani LLP has served as the principal independent accountants for the Company since 2002. There are no affiliations between the Company and Russell Bedford Stefanou Mirchandani LLP, its partners, associates or employees, other than as pertain to the engagement of Russell Bedford Stefanou Mirchandani LLP as independent registered public accountants for the Company.

If the shareholders of the Company do not ratify the selection of Russell Bedford Stefanou Mirchandani LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the Company’s employment of Russell Bedford Stefanou Mirchandani LLP should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent accountants. A representative of Russell Bedford Stefanou Mirchandani LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Board Recommendation and Shareholder Vote Required

The Board of Directors recommends a vote FOR ratification of the appointment of the independent registered accounting firm of Russell Bedford Stefanou Mirchandani LLP. Ratification of the selection requires the affirmative vote by a majority of the shares of common stock represented at the Annual Meeting. Shares held by persons who abstain from voting on the proposal and broker “non-votes” will not be voted for or against the proposal. Shares held by persons abstaining and broker “non-votes” will be counted in determining whether a quorum is present for purposes of voting on the proposal and will have the same effect as a vote against the matter. The persons designated in the enclosed proxy will vote your shares FOR approval of the resolution unless instructions to the contrary are indicated in the enclosed proxy. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint another independent registered public accounting firm, but the Board of Directors will give consideration to such unfavorable vote.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Russell Bedford Stefanou Mirchandani LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

OTHER MATTERS

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Any proxy in which no direction is specified will be voted in favor of each of the nominees and the matters to be considered.

The Board of Directors does not intend to bring any matters before the Annual Meeting other than as stated in this proxy statement and is not aware that any other matters will be presented for action at the meeting. Should any other matters be properly presented, the person named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

Copies of our Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the SEC will be provided to shareholders without charge upon written request to Corporate Secretary, Surge Global Energy, Inc., 12220 El Camino Real, Suite 410, San Diego, California 92130.

Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal years ended December 31, 2006.

Summary Executive Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David Perez (1) Chief Executive Officer & Chairman	2006	221,000	-	3,401,450	48,113	3,670,563

William Greene (2) Chief Financial Officer	2006	46,000	-	131,444	44,000	221,444

E. Jamie Schloss (3) Former Chief Financial Officer & Director	2006	49,043	-	192,306	-	241,349

Fred Kelly (4) Former Chief Executive & Director	2006	-	-	48,076	-	48,076

(1)
Mr. Perez was appointed as Chief Operating Officer in November 2004, and assumed the position of Chief Executive Officer on January 31, 2006, with an annual base salary of $250,000 with increases subject to the Board or the Compensation Committee’s discretion. The performance bonus is equal to 5% of net income before income taxes, as adjusted, in excess of $500,000 for each fiscal year. Mr. Perez also receives an automobile allowance, term life insurance on his behalf, reimbursement of incurred legal expenses and other benefits. Mr. Perez was awarded $4 million stock options with an exercise price of $0.65 with a ten year life that vest between 2004 through 2007. For any additional equity issued, Mr. Perez is entitled to receive additional options for a number of shares equal to 14.3% of issued shares, subject to exceptions for stock dividends, stock splits, shares issued to employees, directors and consultants pursuant to board-approved compensation plans, shares issued in a public offering, shares issued for business combinations and up to 200,000 shares issued to certain vendors. The exercise price of the additional options is equal to the price the issued securities sold or deemed sold, immediately vest and have a ten year life. All options are subject to Mr. Perez’s continuing service.

In the event the Company terminates Mr. Perez’s employment without cause, or Mr. Perez terminates his employment for certain defined reasons including our default under the employment agreement or a reduction in his duties or responsibilities, Mr. Perez will be entitled to receive a pro-rated bonus, plus, if such termination is within the first year of the term, a severance payment equal to $500,000 minus base compensation paid to the date of termination, or if such termination is after the first year of the term, a severance payment equal to four times his base compensation. Mr. Perez will also in such cases be entitled to an acceleration of vesting on all stock options he holds, and such options will remain exercisable for their full term. Should the compensation or benefits Mr. Perez receives under this agreement or his stock options be deemed to constitute a "parachute payment" under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Perez an additional payment to cover the excise taxes imposed by federal and state law on such parachute payment, and additional "gross-up" payments to cover further income taxes on such additional payments. If Mr. Perez offers to continue his employment at the end of the term and we do not accept such offer, it will be treated as a termination without cause. Mr. Perez will not be entitled to the foregoing severance benefits if he resigns due to non-payment of accrued base compensation before such time as we have raised at least $2 million in financing following the date of the agreement.

Option awards include 2006 anti-dilution options of $640,491 and $2,760,959 in vested FAS 123R expense. Substantially all the option expense was the result of favorable grant pricing compared to the market price of the shares on the date of grant. In March 2006, 171,600 options were granted at a price of $1.50 compared to the March 2006 market price of $2.77 resulting in an expense of $474,611. In November 2004, Mr. Perez was granted 4 million options at a price of $0.65 compared to the November 2004 price of $2.16 resulting in the 2006 vesting expense of $2,760,959. For the period ended December 31, 2006, no options have been exercised.

Other annual compensation includes:
• 2006 profit sharing contributions of $29,000 to the Company’s 401(k) plan with an equal and corresponding reduction to base salary.
• 2006 life insurance premiums of $6,113 and auto allowance of $13,000.

(2)
Mr. Greene was appointed as Chief Financial Officer on June 28, 2006. Mr. Greene is entitled to an annual salary of $180,000, plus medical benefits. He is entitled to 400,000 options with a ten year term at an exercise price of $1.11 per share, vesting monthly on a pro rata basis over a three-year period, and otherwise subject to our employee stock option plan. If Mr. Greene is terminated as a result of a change in control, then all outstanding options become vested immediately. Upon termination without cause, the Company will pay Mr. Greene the balance of his contract and pro rate his options based on the date of departure.  Stock option awards include 400,000 options received in July 2006 and fully valued at $676,000 per FAS 123R and a vested 2006 cost of $131,444 per FAS 123R. For the period ended December 31, 2006, no options have been exercised.

Other annual compensation includes 2006 profit sharing contributions of $44,000 to the Company’s 401(k) plan with an equal and corresponding reduction to base salary.

(3)
In July 2003 Mr. E. Jamie Schloss was engaged as Special Consultant to the Board of Directors and at that time, through a company he owns solely, he received 400,000 options to purchase shares of our common stock at $0.25 per share which he exercised in August 2006, subject to registration rights. Mr. Schloss was appointed and elected to the Board in October 2004 and as Chief Financial Officer in November 2004 and received an additional 400,000 options to purchase our common stock at $0.65 per share in 2004. On June 28, 2006, E. Jamie Schloss was terminated as Chief Financial Officer and William Greene appointed as CFO. Mr. Schloss was replaced as a director as a result of the July 2006 annual shareholder meeting. Following Mr. Schloss’ departure, all 400,000 options with the $0.65 exercise price were forfeited.

(4)
Mr. Kelly was appointed as Chief Executive Officer and a Director in November 2004 and resigned on January 31, 2006. Stock option awards include 700,000 options to purchase our common stock issued in November 2004. A total of 272,222 options vested prior to the date of Mr. Kelly’s termination with 19,444 options vesting in 2006, and the remaining stock options were forfeited on April 30, 2006. Following Mr. Kelly’s departure, all vested options were forfeited.

For the year ended December 31, 2006, the Company employed no other executive officers.

Director Compensation Table
For the Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Current Directors:
John Stiska (1)	8,250	-	35,880	-	44,130
Thomas Page (2)	7,500	-	35,880	-	43,380
Richard Collato (3)	6,000	-	146,318	106,000	258,318
Robert Fields (4)	-	-	-	-	-
Dr. Kenneth Druck (5)	10,375	-	174,240	-	184,615

Former Directors:
Frederick Berndt (6)	-	-	-	-	-
William Nicoletti (7)	12,000	-	91,217	-	103,217
John Lane (8)	-	-	-	-	-
Barry Nussbaum (9)	12,000	-	145,067	-	157,067
Stephen Sharpe (10)	7,500	-	87,120	-	94,620
Daniel Schreiber (11)	22,500	-	290,133	135,000	447,633
Chet Idziszek (12)	15,375	-	-	-	15,375

Current Directors:

(1)
Mr. Stiska was appointed to our Board on October 11, 2006. Mr. Stiska receives $18,000 annually as a member of our Board, $12,000 annually as Chairman of the Audit Committee and $3,000 as a member of the Compensation Committee. Mr. Stiska was awarded 400,000 options in 2006 that vest over 12 months at an exercise price of $0.50 with a full value of $143,520 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $35,880 for the year ended December 31, 2006. For the period ended December 31, 2006, no options have been exercised.

(2)
Mr. Page was appointed to our Board on October 11, 2006. Mr. Page receives $18,000 annually as a member of our Board, $6,000 annually as Chairman of the Compensation Committee and $6,000 as a member of the Audit Committee. Mr. Page was awarded 400,000 options in 2006 that vest over 12 months at an exercise price of $0.50 with a full value of $143,520 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $35,880 for the year ended December 31, 2006. For the period ended December 31, 2006, no options have been exercised.

(3)
Mr. Collato was appointed to our Board on October 11, 2006. Mr. Collato receives $18,000 annually as a member of our Board, $3,000 annually as Chairman of the Nominating and Governance Committee and $3,000 as a member of the Compensation Committee. Mr. Collato was awarded 400,000 options in 2006 that vest over 12 months at an exercise price of $0.50 with a full value of $143,520 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $35,880 for the year ended December 31, 2006.

On October 6, 2006, we entered into an agreement with Richard Collato as a consultant to provide business implementation strategies as well as locate and introduce three prospective appointees for our Board of Directors in exchange for a $6,000 monthly retainer. The agreement terminates at the earlier of project completion, Mr Collato's 10-day written notice or the Company’s 30-day written notice. In addition to the monthly retainer, Mr. Collator also earns other compensation as follows: $25,000 upon placement of each of three Board of Director appointee and $2,083.33 monthly for each month that the appointee serves for a maximum of twelve months. In addition, Mr. Collato was granted 300,000 options with an exercise price of $0.001, with 150,000 options vesting immediately and 12,500 options vesting monthly over the next twelve months. 2006 vested option expense using FAS 123R with a full value of $176,700 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $110,438 for the year ended December 31, 2006. For the period ended December 31, 2006, no options have been exercised.

(4)
Mr. Fields was appointed to our Board on March 23, 2007. In 2007, Mr. Fields will receive $18,000 annually as a member of our Board, $3,000 annually as a member of the Compensation Committee and $1,500 as a member of the Nominating and Governance Committee. Mr. Fields was awarded 400,000 options in 2006 that vest over 12 months at an exercise price of $0.37. For the period ended December 31, 2006, no options were issued and outstanding.

(5)
Mr. Druck was elected to our Board as a result of the July 27, 2006 shareholder meeting. Mr. Druck  receives $18,000 annually as a member of our Board, $3,000 annually as a member of the Compensation Committee and $1,500 as a member of the Nominating and Governance Committee. Mr. Druck was awarded 400,000 options in 2006 that vest over 36 months at an exercise price of $1.11 with a full value of $348,480 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $174,240 for the year ended December 31, 2006. For the period ended December 31, 2006, no options have been exercised.

Former directors:

(6)	Mr. Berndt resigned as a member of our Board on January 31, 2006.

(7)
Mr. Nicoletti was appointed to replace Mr. Berndt on January 31, 2006 and resigned from our Board on June 26, 2006. Mr. Nicoletti was awarded 400,000 options in 2006 that vest over 36 months at an exercise price of $1.55 with a full value of $91,217 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $91,217 for the year ended December 31, 2006. Following Mr. Nicoletti’s departure, all options were forfeited.

(8)	Mr. Lane was appointed to our Board on January 31, 2006 and resigned from our Board on April 4, 2006.

(9)
Mr. Nussbaum was appointed to our Board on March 22, 2006 and replaced as a director as a result of the July 27, 2006 shareholder meeting. Mr. Nussbaum was awarded 400,000 options in 2006 that vest over 36 months at an exercise price of $1.55 with a full value of $145,067 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $145,067 for the year ended December 31, 2006. Following Mr. Nussbaum’s departure, all options were forfeited.

(10)
Mr. Sharpe was elected to our Board as a result of the July 27, 2006 shareholder meeting and resigned on October 11, 2006. Mr. Sharpe was awarded 400,000 options in 2006 that vest over 36 months at an exercise price of $1.11 with a full value of $87,120 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $87,120 for the year ended December 31, 2006. Following Mr. Sharpe’s departure, all options were forfeited.

(11)
Mr. Schreiber was appointed to our Board on March 22, 2006 and served until March 23, 2007.  Mr. Schreiber was awarded 400,000 options in 2006 that vest over 36 months at an exercise price of $1.55 with a full value of $1,044,480 per FAS 123R and a vested 2006 vested option expense using FAS 123R of $290,133 for the year ended December 31, 2006. Following Mr. Schreiber’s departure, all options were forfeited.

In November 2006, we paid $135,000 to Granite Financial Group pursuant to the terms of a finder's agreement. Daniel Schreiber, one of our previous directors, is the President and sole owner of Granite Financial Group. Granite Financial Group has also been retained by us as a financial advisor on a non-exclusive basis to secure up to $10 million, which proceeds when raised are currently comtemplated for the Peace Oil acquisition. Upon further fund raising efforts, Granite Financial Group is due a 10% finder's fee for gross amounts up to $10 million.

(12)
Mr. Idziszek was appointed to our Board on August 2002 and served until April 27, 2007. In August 2002, Mr. Idziszek was awarded 400,000 options at an exercise price of $0.25. For the period ended December 31, 2006, no options have been exercised.

Outstanding Equity Awards at December 31, 2006
Option Awards

	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David Perez (1)	400,000	-	-	$0.65	11/03/2014
Chief Executive	3,416,667	583,333	-	0.65	11/29/2014
Officer &	14,300	-	-	1.35	11/29/2014
Chairman	2,860	-	-	1.35	12/05/2014
	2,119	-	-	1.35	12/30/2014
	7,127	-	-	1.50	12/30/2004
	253,825	-	-	1.00	08/18/2015
	14,300	-	-	1.00	09/22/2015
	28,600	-	-	1.00	11/13/2015
	71,500	-	-	1.00	11/15/2015
	14,300	-	-	1.00	11/29/2015
	5,005	-	-	1.00	12/26/2015
	171,600	-	-	1.50	3/16/2016
	286,000	-	-	0.45	11/28/2016
	143,000	-	-	0.45	11/29/2016

William Greene (2)	77,778	322,222	-	1.11	06/30/2016
Chief Financial
Officer

(1)
Mr. Perez was awarded 4 million in stock options with an exercise price of $0.65 with a ten year life that vest between 2004 through 2007 as follows: 400,000 options were granted on November 4, 2004 with 275,000 vesting immediately and the remaining 125,000 options vested on November 4, 2005, 3 million options were granted on November 30, 2004 with 1 million vesting immediately and 2 million vesting monthly over two years, and 600,000 options were also granted on November 30, 2004 and vest monthly over three years. 3,816,667 options have vested for the period ended December 31, 2006. For any additional equity issued, Mr. Perez is entitled to receive additional options for a number of shares equal to 14.3% of issued shares, subject to exceptions for stock dividends, stock splits, shares issued to employees, directors and consultants pursuant to board-approved compensation plans, shares issued in a public offering, shares issued for business combinations and up to 200,000 shares issued to certain vendors. The additional options exercise price is equal to the price the issued securities sold or deemed sold, immediately vest and have a ten year life. All options are subject to Mr. Perez’s continuing service. Vested anti-dilution options as of December 31, 2006 total 1,104,536.

(2)
Mr. Greene is entitled to 400,000 options effective July 1, 2006 with a ten year term at an exercise price of $1.11 per share, vesting monthly on a pro rata basis over a three-year period, and otherwise subject to our employee stock option plan. If Mr. Greene is terminated as a result of a change in control, then all outstanding options become vested immediately. Upon termination, Mr. Greene’s options vest on a pro rata basis based on the date of departure. 77,778 options have vested for the period ended December 31, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section we review our plans and programs for compensating the Company’s executive officers who are named in the Summary Compensation Table that appears under the caption “Executive Compensation.” These “named executive officers” are David Perez, Chairman and Chief Executive Officer and William Greene, Chief Financial Officer.

Compensation Committee Responsibilities

The Compensation Committee of our Board of Directors has the central role in determining all aspects of executive compensation. The Compensation Committee makes recommendations to the Board of Directors with respect to the overall compensation program for officers, including incentive compensation plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits, perquisites and any other compensation programs that primarily benefit officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”). The Compensation Committee also evaluates the CEO’s performance in light of these goals and objectives. Based on individual and company performance, competitive compensation information and other considerations, the committee makes recommendations on CEO pay for approval by the Board of Directors. The Compensation Committee tracks the total compensation of each named executive officer by reviewing, at least once a year, tally sheets that summarize the major elements of compensation. In addition, the Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to new or amended broad-based, “qualified” benefit plans and programs and for reporting to the board annually on succession planning.

The Compensation Committee establishes its upcoming meeting dates and agenda items annually. The Compensation Committee’s chair approves the agenda prior to each meeting. The Compensation Committee operates under a charter that it reviews annually. Changes to the charter are recommended by the Compensation Committee and must be approved by the Board of Directors. The most recent review was in April 2006, at which time no changes were made. The charter may be found on our website at www.surgeglobalenergy.com/investor_center_corp_gov.htm.

The Compensation Committee is currently comprised of four directors, three of whom have been determined by the Board of Directors to be an independent director under independence standards as defined by current SEC regulations. For 2006, the members of the Compensation Committee were Thomas Page, committee chair, John Stiska, Richard A. Collato and Dr. Kenneth Druck.

Advisors to the Compensation Committee

The Compensation Committee has sole authority for compensating, retaining and terminating outside consultants and advisors who assist the Compensation Committee in performing its responsibilities. A comparative source of CEO and CFO compensation data used by the Compensation Committee was produced by a national independent compensation consultant Sullivan Cotter.

Management’s Role in Establishing Compensation

Our Chairman and CEO and our CFO do not determine or approve any element or component of their own base salary, annual incentive awards, long-term incentives or other aspects of compensation. The CEO does provide input and make recommendations to the Compensation Committee with respect to the compensation of CFO who reports to him. These recommendations are based on various factors including individual contribution and performance, company performance, labor market conditions, complexity and importance of roles and responsibilities, reporting relationships, retention needs and internal pay relationships.

Key Activities of the Compensation Committee in 2006

The Compensation Committee held three meetings in 2006. At each meeting the Compensation Committee considers standing agenda items and other pertinent topics are addressed as they arise. The Compensation Committee typically meets in executive session at each meeting without management. In the three meetings held in 2006, some of the key items discussed and actions taken included:

•
Analyzed and discussed executive compensation market data, including base salaries, annual bonuses, long-term incentives and pay mix as well as executive compensation principles, strategies and current programs.

•	Reviewed tally sheets delineating the accumulated compensation and benefits for the named executive officers (CEO and CFO).

•	Reviewed and approved the Report of the Compensation Committee for inclusion in the 2006 proxy statement.

•
Discussed legislative and regulatory matters pertaining to executive compensation, including proposed Securities and Exchange Commission disclosure rules, and reviewed drafts for expanded executive compensation disclosures required in 2007 proxy statement.

•	Reviewed the Compensation Committee Charter.

•	Conducted performance review of Chairman and CEO based on input from all directors.

•	Established 2007 base salaries and bonus opportunities (percentages of base salary) for named executive officers (CEO and CFO).

Compensation Philosophy

We use our compensation programs to attract, retain and motivate a talented and experienced management team dedicated to strong company performance and shareholder returns. We believe that the right strategies for rewarding employees, including executives, help create and sustain competitive advantage. To this end, our plans are designed to align compensation with the creation of shareholder value and to achieve a balance between short-term and long-term performance with a substantial portion of pay “at risk.”

Specifically, in developing compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for the company and takes into account numerous factors, including:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	Aligning compensation with the performance of the company and the interests of shareholders.

•	Motivating executives to achieve superior performance.

•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

To reflect these factors and assist us in realizing our objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	A balance between short-term and long-term compensation that rewards long-term strategic results and encourages share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

Compensation Program Elements

Our compensation levels and benefits are reviewed on an annual basis to determine whether they are competitive and reasonable in light of the overall performance of our Company and our ability to attract and retain talented executive officers. Our focus is on growth and profitability.

Base Salary. Salary levels are primarily determined by the Compensation Committee in consideration of the job position the individual executive and the prevailing industry standards for similar executives of similar companies. Our philosophy regarding base salaries uses published industry reports and surveys on executive compensation as well as independent third party expert assistance from time to time. Periodic increases in base salary relate to changes in the individual’s responsibilities and overall contributions to the Company. The base salaries paid to the five most highly compensated officers for the past three years are set forth in the “Executive Compensation—Summary Compensation Table.”

Bonus and Incentive Programs. Our executive officers participate in an incentive compensation program which awards bonuses to executives.

Cash Bonuses. Executive officers may be entitled to cash bonuses from time to time based upon performance at the discretion of the Compensation Committee and in some cases, the Chief Executive Officer. The cash bonuses paid to the five most highly compensated executive officers for the past three years are set forth in the “Executive Compensation—Summary Compensation Table.”

Stock Options. The Company believes the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from our share price increases based on meeting or exceeding objectives. By this approach, the interests of shareholders, executives and employees are closely aligned. Through our Stock Option Plan, executives and employees are eligible to receive stock options, giving them the right to purchase shares of common stock of the Company at a specified price in the future. In considering the award of stock options, management and the Compensation Committee consider several factors: individual performance versus assigned objectives; profit contribution; criticality of the individual to the future success of the Company, and overall contribution to our success.

Severance Compensation. To retain highly qualified executives, the Company from time to time enters into severance agreements with certain of its employees. The determination of whether the Company would benefit from a severance agreement with a particular employee is subjective, based upon such officer’s experience and/or value to the Company.

Other Benefits. Our philosophy is to provide adequate health and welfare oriented benefits to executives and employees, but to maintain a highly conservative posture relative to executive benefits.

Fiscal Year 2006 Compensation for the Chief Executive Officer

During the 2006 fiscal year, Mr. Perez was paid an annual base salary of $221,000 and received option awards to purchase shares of the Company’s common stock. See Executive Compensation—Summary Compensation Table.”

Other Considerations.

 Tax Considerations. It has been and continues to be our intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine the company’s ability to meet its primary compensation objectives or is otherwise not in its best interest. At this time, essentially all compensation (except certain equity incentives) paid to our executives is deductible under Section 162(m) of the Internal Revenue Code. The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code which are considered.

 Accounting Treatment Considerations. We are especially attuned to the impact of FAS 123R with respect to the grant and vesting of equity compensation awards. Prior to the granting of such awards, we analyze the short and longer-term effects of any particular award on the Company’s budget for the year of grant and anticipated financial impact in future years. This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee.

Thomas Page, Chair
John Stiska
Richard A. Collato
Dr. Kenneth Druck

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year ended December 31, 2006 was, during such year or prior thereto, an officer or employee of the Company or any of its subsidiaries. During fiscal 2006, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing similar functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

In November 2005, we paid $171,000 to Granite Financial Group pursuant to the terms of a finder’s agreement which has subsequently been terminated. Daniel Schreiber, a former director, is the President and sole owner of Granite Financial Group.

In June 2004, we entered into an “Assignment of Oil and Gas Leases” (“Assignment”) with Castle Rock Resources, Inc. (“Assignor”), an entity controlled by E. Jamie Schloss, one of our directors and our former Chief Financial Officer. Pursuant to the Assignment, the Assignor sold, conveyed and delivered to us all right, title, and interest in a 50% working interest ownership, and 37.5% net revenue interest in the oil and gas leases, in exchange for cash consideration paid by us in the amount of $25,000. The rights that we had pursuant to these leases expired in the third quarter of 2005.

Our previously disclosed expression of intent to enter an agreement with Dynamo Energy Corporation, a Canadian corporation (“Dynamo”), to obtain a right of first refusal on Dynamo’s prospects was never formalized by a signed agreement. On September 16, 2005 our Board determined that the proposed agreement with Dynamo had not been authorized by the Board and made an offer of settlement to Mr. Vandergrift, which was not accepted. Mr. Vandergrift has since resigned as a member of our Board of Directors. On November 2, 2006, Dynamo filed a lawsuit for breach of contract, restitution and declaratory relief in the Superior Court of the State of California, County of San Diego against  the Company, Frederick Berndt, our former V.P. and Director and E. Jamie Schloss, our former CFO and Director.  As previously disclosed, our Board had determined that the proposed agreement with Dynamo had not been authorized by the Board and we intend to vigorously defend the lawsuit.  See the discussion in the section under “Legal Proceedings.”

Pursuant to the Asset Purchase Agreement in December 2004, our former Chief Executive Officer, William Miller legally released us from obligations of the notes payable in an aggregate amount of $200,000 related to the discontinued tobacco business. We have no outstanding notes payable due to our former Chief Executive Officer at December 31, 2004.

During the year ended December 31, 2004, we issued 37,600 shares of our common stock to Chet Idziszek, one of our previous directors, in exchange for $50,000 of note payable and accrued interest of $6,400. The note had an original principal amount of $50,000, accrued interest at 6% per annum. We have paid in full the notes payable due to our Director at December 31, 2004.

David Perez, our Chief Executive Officer and Chairman of our Board of Directors, owns 850,000 shares of capital stock in Signet Energy, Inc., a company in which we own a minority interest.

On October 6, 2006, we entered into an agreement with Richard Collato, who is a member of our Board of Directors, as a consultant to provide business implementation strategies as well as locate and introduce three prospective appointees for our Board of Directors in exchange for a $6,000 monthly retainer. The agreement terminates at the earlier of project completion, the consultant’s 10-day written notice or the Company’s 30-day written notice. In addition to the monthly retainer, the consultant also earns other compensation as follows: $25,000 upon placement of each of three Board of Director appointee and $2,083.33 monthly for each month that the appointee serves for a maximum of twelve months. In addition, the consultant was granted 300,000 options with an exercise price of $0.001, with 150,000 options vesting immediately and 12,500 options vesting monthly over the next twelve months.

In November 2006, we paid $135,000 to Granite Financial Group pursuant to the terms of a finder’s agreement. Daniel Schreiber, one of our previous directors, is the President and sole owner of Granite Financial Group. Granite Financial Group has also been retained by us as a financial advisor on a non-exclusive basis to secure up to $10 million, which proceeds when raised are currently contemplated for the Peace Oil acquisition. Upon further fund raising efforts, Granite Financial Group is due a 10% finder's fee for gross amounts up to $10 million.

INDEMNIFICATION

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our certificate of incorporation provides, however, that our officers and directors shall have no liability to our shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our bylaws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners / Management

The following table sets forth certain information regarding the beneficial ownership of our common stock held as of April 30, 2007, by:

•       each of the named executive officers;

•       each director;

•       all of our current directors and executive officers as a group; and

•       each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of common stock that such person has the right to acquire within 60 days of April 30, 2007, through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Percentage ownership is based on an aggregate of 27,970,430 shares of our common stock outstanding on April 30, 2007. The table is based upon information provided by officers, directors and principal shareholders in documents filed with the Commission. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o Surge Global Energy, Inc., 12220 El Camino Real, Suite 410, San Diego, CA 92130.

Name of Beneficial Owner	Number of Shares	Percent of Class
5% or Greater Shareholders:
Mark C. Fritz (1)	5,713,500	17.96%
Frederick C. Berndt (2)	2,416,174	8.34%
E. Jamie Schloss (3)	2,300,000	7.94%
Chet Idziszek (4)	1,849,100	6.30%

Directors and Executive Officers:
David Perez (5)	4,949,203	14.60%
Robert Fields (6)	133,333	*
Ken Druck (7)	400,000	1.36%
Richard Collato (8)	562,000	1.92%
Thomas A. Page (9)	300,000	1.02%
John Stiska (10)	300,000	1.03%
William Greene (11)	144,444	*
All directors and officers as a group(12)	6,788,980	19.20%
______________________
*	Less than 1%

(1)
Mr. Fritz’s address is 1632 Ben Fulton Road, North Lawrence, OH 44666. Includes 837,500 shares underlying derivatives exercisable within 60 days. 1 million shares and 2 million warrants are subject to a repurchase agreement with Granite Financial Group dated April 24, 2007.

(2)	Mr. Berndt’s address is 5459 East Blvd. NW., Canton, Ohio 44718.

(3)	Mr. Schloss’ address is 73173 Amber Street, Palm Desert, CA 92260.

(4)
Mr. Idziszek’s address is Suite 2000, 1055 West Hastings Street, Vancouver B.C. V6E2E9. Includes 400,000 shares underlying derivatives exercisable within 60 days and 894,500 shares owned by Irie Isle, Ltd., an affiliated company of Mr. Idziszek.

(5)	Represents 4,931,203 shares underlying derivatives exercisable within 60 days.

(6)	Represents 133,333 shares underlying derivatives exercisable within 60 days.

(7)	Represents 400,000 shares underlying derivatives exercisable within 60 days.

(8)	Represents 228,667 shares underlying derivatives exercisable within 60 days.

(9)	Includes 300,000 shares underlying derivatives exercisable within 60 days.

(10)	Includes 250,000 shares underlying derivatives exercisable within 60 days.

(11)	Includes 144,444 shares underlying derivatives exercisable within 60 days.

(12)
Includes 6,387,647 shares underlying derivatives exercisable within 60 days held by the officers, directors and their affiliates, 18,000 shares owned by Mr. Perez, 333,333 shares owned by Mr. Collato and 50,000 shares owned by Mr. Stiska.

Signet Energy, Inc.

The following table sets forth certain information regarding the April, 30, 2007, by each of the named executive officers, each director and each nominee for director and all of our current directors and executive officers as a group.

Percentage ownership is based on an aggregate of 42,313,000 shares of Signet Energy, Inc. common stock outstanding on April 30, 2007. The table is based upon information provided by our officers and directors. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o Surge Global Energy, Inc., 12220 El Camino Real, Suite 410, San Diego, California 92130.

Name of Beneficial Owner	Number of Shares	Percent of Class
Director and, Executive Officers:
David Perez	850,000	2.01%
Ken Druck	—	—%
Richard Collato	—	—%
Thomas A. Page	—	—%
John Stiska	—	—%
Robert Fields	—	—%
William Greene	—	—%
All current directors and officers as a group	850,000	2.01%

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006.

We have discussed with Russell Bedford Stefanou Mirchandani LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Russell Bedford Stefanou Mirchandani LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Russell Bedford Stefanou Mirchandani LLP their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which the Company filed with the SEC on April 17, 2007.

We have also considered whether the provision of services by Russell Bedford Stefanou Mirchandani LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Russell Bedford Stefanou Mirchandani LLP.

Audit Committee

John Stiska

Thomas Page

Independent Registered Public Accountants

We incurred the following fees to Russell Bedford Stefanou Mirchandani LLP during the last two fiscal years:

Audit Fees

The aggregate fees Russell Bedford Stefanou Mirchandani LLP billed us in each of the last two fiscal years for professional services it rendered to us for the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-QSB, as well as for services that are normally provided by Russell Bedford Stefanou Mirchandani LLP in connection with statutory and regulatory filings or engagements for those years, was $120,190 in 2006 and $70,243 in 2005.

Audit-Related Fees

Russell Bedford Stefanou Mirchandani LLP billed us $31,577 in 2006 for audit-related services. There were no charges billed in 2005 for audit-related services.

Tax Fees

The aggregate fees Russell Bedford Stefanou Mirchandani LLP billed us in fiscal year 2006 for professional services rendered for tax compliance, tax advice or tax planning was $6,500. Russell Bedford Stefanou Mirchandani LLP did not provide us, or bill us for, any professional services rendered for tax compliance, tax advice or tax planning in 2005.

All Other Fees

Russell Bedford Stefanou Mirchandani LLP did not provide us, or bill us for, any products or services in the last two fiscal years, other than the services performed in connection with the fees reported under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Audit Committee Pre-Approval Policy

The Audit Committee of our Board of Directors has adopted a policy requiring that all services provided to us by our independent registered public accounting firm be pre-approved by the Audit Committee. The policy pre-approves specific types of services that the independent registered public accounting firm may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by our Audit Committee prior to any engagement with respect to that type of service. Our Audit Committee reviews the pre-approval policy and establishes fee limits annually, and may revise the list of pre-approved services from time to time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Those officers, directors and ten percent shareholders are also required by the SEC’s rules to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us by reporting persons, and any written representations made to us by such persons that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements were complied with as required by Section 16(a).

Shareholder Proposals For Next Annual Meeting

Shareholders may submit proposals on matters appropriate for shareholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of shareholders intended to be presented at our next annual meeting of shareholders must be received by us (Attention: Secretary, at our principal offices), no later than July 1, 2007, for inclusion in our proxy statement and form of proxy for that meeting. In order for a shareholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, notice of any such shareholder proposals must be given to us in writing not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the 2007 meeting, which is set forth on page 2 of this proxy statement (or the date on which we mail our proxy materials for the 2007 annual meeting if the date of that meeting is changed more than 30 days from the prior year). A shareholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the shareholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the shareholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. With respect to proposals by shareholders for director nominations, our bylaws require written notice to be received by us not less than 30 days nor more than 60 days before the meeting, unless less than 40 days’ notice or public disclosure of the meeting is given, in which case the shareholder’s notice must be received within 10 days after such notice or disclosure is given. The notice must contain specified information about the proposed nominee and the shareholder making the nomination

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

SURGE GLOBAL ENERGY, INC.

Purposes, Authority & Funding

The audit committee (the “Committee”) of the Board of Directors (the “Board”) of Surge Global Energy, Inc., a Delaware corporation (the “Company”), is appointed by the Board for the purpose of overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. In so doing, the Committee shall endeavor to maintain free and open communication between the Company’s directors, independent auditor and financial management.

The Committee shall have the authority to retain independent legal, accounting or other advisers as it determines necessary to carry out its duties and, if necessary, to institute special investigations. The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Further, the Committee may request any such officer, employee, outside counsel or independent auditor to provide any pertinent information to the Committee or to any other person or entity designated by the Committee.

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any independent advisers retained by the Committee in carrying out its duties; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Committee Membership

The members of the Committee (the “Members”) shall be appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three (3) Members, each of which shall be a member of the Board. The following membership requirements shall also apply, subject to the exemptions provided by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Act”) or exemptions applicable pursuant to other applicable laws or regulations:

(i)            each Member must be “independent” as defined in NASD Marketplace Rule 4200(a)(15);

(ii)           each Member must meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”), subject to the exemptions provided in Rule 10A-3(c) under the Act;

(iii)          each Member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;

(iv)          each Member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement; and

(v)           at least one (1) Member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such Member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

If a current Member of the Committee ceases to be independent under the requirements of subparagraphs (i) and (ii) above for reasons outside the Member’s reasonable control, the affected Member may remain on the Committee until the earlier of the Company’s next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with those requirements; provided, however, that when relying on the exception set forth in this sentence the Committee shall cause the Company to provide notice to Nasdaq immediately upon learning of the event or circumstance that caused the non-compliance.

Duties & Responsibilities

In fulfilling its purposes as stated in this Charter, the Committee shall undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe, and shall have all powers necessary and proper to fulfill all such duties and responsibilities. Subject to applicable Board and shareholder approvals, the Committee shall:

Financial Statement & Disclosure Matters

1.
Review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC and the National Association of Securities Dealers applicable to Nasdaq-listed issuers;

2.	Oversee the Company’s accounting and financial reporting processes;
3.	Oversee audits of the Company’s financial statements;
4.

Review with the Company’s independent auditor, management and internal auditors any information regarding “second” opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

5.

Review and discuss reports from the Company’s independent auditor regarding: (a) all critical accounting policies and practices to be used by the Company; (b) all alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

6.	Review all certifications provided by the Company’s principal executive officer and principal financial officer pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act;
7.

Review and discuss with management the Company’s audited financial statements and review with management and the Company’s independent auditor the Company’s financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements;

8.	If deemed appropriate, recommend to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

Matters Regarding Oversight of the Company’s Independent Auditor
9.

Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided also that each such registered public accounting firm shall report directly to the Committee;

10.

Receive and review a formal written statement and letter from the Company’s independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, as may be modified or supplemented;

11.	Actively engage in a dialogue with the Company’s independent auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent auditor;
12.	Take, or recommend that the Board take, appropriate action to oversee and ensure the independence of the Company’s independent auditor;
13.	Establish clear policies regarding the hiring of employees and former employees of the Company’s independent auditor;
14.

Establish policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by the Company’s independent auditor, with exceptions provided for de minimis amounts under certain circumstances as permitted by law; provided, however, that: (a) the Committee may delegate to one (1) or more Members the authority to grant such pre-approvals if the pre-approval decisions of any such delegate Member(s) are presented to the Committee at its next-scheduled meeting; and (b) all approvals of non-audit services to be performed by the independent auditor must be disclosed in the Company’s applicable periodic reports;

15.
Ensure that the Company’s independent auditor: (a) has received an external quality control review by an independent public accountant (“peer review”) that determines whether the independent auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed; or (b) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines in accordance with Nasdaq requirements;

16.	Meet with the Company’s independent auditor prior to its audit to review the planning and staffing of the audit;
17.	Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, relating to the conduct of the audit;
18.

Oversee the rotation of the lead (or coordinating) audit partner of the Company’s independent auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five (5) years;

Matters Regarding Oversight of the Company’s Internal Audit Function
19.

Review the Company’s annual audited financial statements with management, including a review of major issues regarding accounting and auditing principles and practices, and evaluate the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon;

20.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent auditor, internal auditors or management;
21.	Review the appointment of, and any replacement of, the Company’s senior internal auditing executive, if any;
22.	Review the significant reports to management prepared by the Company’s internal auditing department and management’s responses, if any;
Matters Regarding Oversight of Compliance Responsibilities
23.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations;
24.

Obtain reports from the Company’s management and independent auditor that the Company’s subsidiaries and foreign affiliated entities are in compliance with applicable legal requirements, including the Foreign Corrupt Practices Act;

25.
Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

26.

Review all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions (if such transactions are not approved by another independent body of the Board);

27.

Review and address any concerns regarding potentially illegal actions raised by the Company’s independent auditor pursuant to Section 10A(b) of the Act, and cause the Company to inform the SEC of any report issued by the Company’s independent auditor to the Board regarding such conduct pursuant to Rule 10A-1 under the Act;

28.	Obtain from the Company’s independent auditor assurance that it has complied with Section 10A of the Act;
Additional Duties & Responsibilities
29.	Review and reassess the adequacy of this Charter annually;
30.

Review with the Company’s outside counsel and internal legal counsel any legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;

31.	Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments; and
32.	Take any other actions that the Committee deems necessary or proper to fulfill the purposes and intent of this Charter.

While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, those duties are the responsibility of management and the independent auditor.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts and advisers such as the Company’s independent auditor.

Structure & Meetings

The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than quarterly each year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Company’s bylaws. A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee may meet with any person or entity in executive session as desired by the Committee. The Committee shall meet with the Company’s independent auditors, at such times as the Committee deems appropriate, to review the independent auditor’s examination and management report.

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Minutes

The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

ANNUAL MEETING OF SHAREHOLDERS OF

SURGE GLOBAL ENERGY, INC.

October 9, 2007

The Company recommends that shareholders or their designee file electronically.

Shareholders of record may vote electronically at www.voteproxy.com

Beneficial owners may vote electronically at www.proxyvote.com

See Questions and Answers, item 3, ‘how do I vote’.

Please date, sign and mail your proxy card in the
envelope provided as soon as possible
OR file electronically as per the above instructions.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	To elect six directors to serve until the 2008 Annual Meeting of Shareholders or until each of their successors are duly elected and qualified.
NOMINEES:
! David Perez
! Richard Collato
! Ken Druck
! Robert Fields
! Thomas Page
! John Stiska
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.	To ratify the appointment of Russell Bedford Stefanou Mirchandani LLP as independent accountants for the Company for the fiscal year ending December 31, 2007.

3.
To transact such other business as may properly come before the Annual Meeting or at any postponements or adjournments thereof. As to such matters, the undersigned hereby authorizes the proxy holders to vote the proxies in their discretion

THIS PROXY, WHEN PROPERLY SIGNED, DATED AND RETURNED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES AND FOR EACH OF THE OTHER PROPOSALS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via  this method.

Signature of Shareholder _______________________	Date ________	Signature of Shareholder _______________________	Date _______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SURGE GLOBAL ENERGY, INC. PROXY
Annual Meeting of Shareholders October 9, 2007

This Proxy is Solicited on Behalf of the Board of Directors
of Surge Global Energy, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the accompanying Proxy Statement and appoints David Perez and William Greene, and each of them, the Proxy of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Surge Global Energy, Inc. held of record by the undersigned on August 15, 2007, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of Surge Global Energy, Inc. to be held October 9, 2007, or at any postponements or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THIS PROXY, WHEN PROPERLY SIGNED, DATED AND RETURNED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE
DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTOR NOMINEES AND
FOR EACH OF THE OTHER PROPOSALS.

(See reverse side)